Exhibit (14)(b)
[Letterhead of Dechert LLP]
February 23, 2007
Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660

Re:	Pacific Select Exec Separate Account of Pacific Life & Annuity Company
Pacific Select Exec IV-NY Flexible Premium Variable Life Insurance Policy,
File No. #811-09389, Pre-Effective Amendment No. 49 to the Registration Statement on Form N-6

Dear Sir or Madam,
We hereby consent to the reference to Dechert LLP in the above referenced registration statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.
Very truly yours,
/s/ Dechert LLP